Exhibit 99.1

Ramaco Resources, Inc. Announces Preliminary 2018 Financial Results and 2019 Guidance

Lexington, KY, February 25, 2019 – Ramaco Resources, Inc. (NASDAQ: METC) (“Ramaco” or the “Company”) today announced preliminary, unaudited financial results for the year ended December 31, 2018, as well as financial and operational guidance for 2019.

In 2018, Ramaco sold over 2.1 million tons, and realized revenue of approximately $228 million. Ramaco is guiding to an estimated net income for 2018 of approximately $23.5 to $24.5 million and adjusted EBITDA of approximately $41 to $43 million. Capital expenditures through the year ended December 31, 2018 were approximately $48 million.

Based upon committed sales, development plans and production forecasts, Ramaco expects 2019 coal production in the range of 1.8 to 2.2 million tons. The Company expects the average cash cost per ton to be between $63-$69 per ton at the Elk Creek mine complex and $120-$135 at the Berwind development mine, respectively. The Company will continue to do development mining throughout 2019 at our Berwind complex as we move towards the high value, low cost Pocahontas #4 seam, which it anticipates reaching in the spring of 2020.

At the Elk Creek mine, the cost guidance for 2019 of $63-$69 per ton (up from 2018 estimated costs of $60 per ton) are expected to result from an increase in sales related costs associated with higher sales realizations. Using a midpoint of $66 per ton cost at our Elk Creek deep and surface complex, this sales price would provide almost a $50 per ton cash margin.

Randall Atkins, Ramaco’s Executive Chairman and Chief Financial Officer stated, “We continue to evolve Ramaco into an important presence in the United States metallurgical coal space. We completed 2018 with significantly stronger financial and operational results over 2017 in nearly every metric. Year over year, our sales volumes increased by over 250%, production by over 200%, revenue by over 270%, net income by over 250% and adjusted EBITDA by roughly 550%. Average per ton costs declined by 14% to $63 per ton and our capital expenditures declined by 37% to $48 million.”

“As we look to 2019, we are optimistic. We have started the year with our strongest operating results since inception. To date, we have placed almost 2.0 million tons of our 2019 production. Our current fixed price sales of 1.6 million tons are at $113 per ton. This is almost 50% higher than our 2018 average sales prices of roughly $78 per ton.”

“The Company has also committed nearly an additional 350,000 tons at indexed pricing, approximately 230,000 tons of domestic business and 120,000 tons of export business. We anticipate selling the balance of our 2019 met coal production principally into the Atlantic export markets. Five percent of our overall 2019 production tons at Elk Creek are steam tons, which are projected to be sold on a spot basis.”

Michael Bauersachs, President and CEO added that, “As we announced last year, we were challenged by the silo failure at our Elk Creek complex in the fourth quarter. We were able to continue operating at all our mines and creatively restarted the preparation plant in December. Our permanent belt workaround at Elk Creek is now complete and we are operating today at roughly 80% of processing capacity. Our final silo rehabilitation is projected to be completed early in the second quarter of 2019 at which point we expect to return to full capacity.”

“Due to not being able to wash coal while we addressed the silo failure, coupled with the exceptional productivities and mining conditions that we have experienced thus far in the first quarter, we have built an unprecedented amount of raw coal inventories. At year end, our raw coal inventories at Elk Creek were over 330,000 raw tons and increased to over 430,000 raw tons at the end of January 2019. These inventories have caused us to incur additional handling costs and may impact near term earnings. We currently believe however, that we will manage this challenge in a manner to meet our guidance.”

Randall Atkins continued, “Finally, we are also very happy to announce that C. Lynch Christian of Lynchburg, Virginia has been elected to join our Board of Directors as an independent director at the time of our annual meeting in June. Lynch has a long career in various facets of the Appalachian coal industry and will provide us valuable counsel. We are also pleased to announce that Simon A. Brazinski has joined us in Lexington as our Director of Planning and Analysis. Simon has held a variety of senior financial positions in the coal industry most recently with Blackhawk Mining.

The tables below summarize some of the key metrics for the respective periods:

	Year ended December 31,
(In thousands, except per ton amounts)	2018 (a)	2017	YOY Change
Sales Volume	2,148	608	253%
Production	1,750	548	219%
Revenue	$227,574	$61,036	273%
Company Produced Cost Per Ton	$63 - $64	73	-14%
Adjusted EBITDA	$41,000 - $43,000	$(9,310)	551%
Net Income / (Loss)	$23,500 - $24,500	$(15,417)	256%
Capital Expenditures	$48,000	$75,039	-36%

(a) 2018 results are preliminary and unaudited

2019 Estimated Production, Sales, Cost and Capital Expenditure Guidance
(In thousands, except per ton amounts)

Company Production
Elk Creek	1,600	-	1,900
Berwind Development Deep Mine	200	-	300
Total	1,800	-	2,200

Sales Mix
Metallurgical	1,900	-	2,250
Steam	100	-	150
	2,000	-	2,400
Cost Per Ton
Elk Creek	$63	-	$69
Berwind Development Deep Mine	$115	-	$135

Capital Expenditures	$35,000	-	$40,000

Committed 2019 Sales Volume (a)
(In thousands, except per ton amounts)
	Volume	Average Price
Company:
Domestic, fixed priced	1,519	$113
Export, fixed priced	109	$122
Total, fixed priced	1,628	$113

Domestic, indexed	230
Export, indexed	116
Total, indexed priced	346
Total Committed Company Tons	1,974

(a) As of February 22, 2019

Reconciliation of Non-GAAP Measures

Adjusted EBITDA

Adjusted EBITDA is used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. The Company believes Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance.

We define Adjusted EBITDA as net income (loss) plus net interest expense, equity-based compensation, depreciation and amortization expenses and any transaction related costs. A reconciliation of net income (loss), net of income taxes to Adjusted EBITDA is included below. Adjusted EBITDA is not intended to serve as an alternative to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Preliminary Unaudited 2018 Results
	Year ended December 31,
	2018	2017
(In thousands)
Reconciliation of Net Income (Loss) to Adjusted EBITDA
Net income (loss)	$23,500 - 24,500	$(15,417)
Depreciation and amortization	12,300 - 12,600	$3,154
Interest expense (income), net	1,400 - 1,500	$(272)
Income taxes	900 - 1,200	—
EBITDA	38,100 - 39,800	$(12,535)
Equity-based compensation	2,500 - 2,700	$2,820
Accretion of asset retirement obligation	400 - 500	$405
Adjusted EBITDA	$41,000 - $43,000	$(9,310)

Non-GAAP cash cost per ton

Non-GAAP cash cost per ton sold is calculated as cash cost of coal sales less transportation costs, divided by tons sold. We believe cash cost per ton provides useful information to investors as it enables investors to compare cash cost per ton for the Company against similar measures made by other publicly-traded coal companies and more effectively monitor changes in coal prices and costs from period to period excluding the impact of transportation costs which are beyond our control. The adjustments made to arrive at this measure is significant in understanding and assessing the Company’s financial condition. Cash cost per ton is not a measure of financial performance in accordance with U.S. GAAP and therefore should not be considered as an alternative to cost of sales under U.S. GAAP. The table below shows how we calculate Non-GAAP cash cost per ton on a historical basis:

Year ended December 31, 2018
Company Produced
(In thousands, except per ton amounts)
Cost of sales	$133,000 - $135,000
Less: Adjustments to reconcile to Non-GAAP cash cost of coal sales
Transportation costs	$25,000 - $26,000
Non-GAAP cash cost of coal sales	$107,000 - $109,000
Tons sold	1,700
Cash cost per ton sold	$63 - $64

We do not provide reconciliations of our outlook for cash cost per ton to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. We are unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable GAAP cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include a GAAP estimate.

About Ramaco Resources, Inc.

Ramaco Resources, Inc. is a developer and operator of high quality, low cost metallurgical coal in central and southern West Virginia, southwestern Virginia and southwestern Pennsylvania. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia.

News and additional information about Ramaco, including filings with the Securities and Exchange Commission, are available at http://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

CAUTIONARY STATEMENT REGARDING PRELIMINARY RESULTS

The preliminary results in this release are based on management’s initial review of the Company’s operations for the year ended December 31, 2018 and are subject to revision based upon its year-end closing procedures and the completion and external audit of the Company’s year-end financial statements. Actual results may differ materially from these preliminary results as a result of the completion of year-end closing procedures, final adjustments and other developments. In addition, these preliminary results are not a comprehensive statement of the Company’s financial results for the year ended December 31, 2018 and should not be viewed as a substitute for full, audited financial statements prepared in accordance with generally accepted accounting principles. The Company expects to announce full 2018 financial results in advance of its quarterly conference call, anticipated in late-March 2019.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ramaco’s expectations or beliefs concerning future events, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, unexpected delays in our current mine development activities, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, or unexpected decline of demand for coal in export markets and underperformance of the railroads. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco’s filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K. The risk factors and other factors noted in Ramaco’s SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.